Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods Appoints Michael Schall as Senior Vice-President of Sales and Marketing

Salinas, CA - January 7, 2008 - Monterey Gourmet Foods (NASDAQ: PSTA) today announced the appointment of Michael P. Schall to the role of Senior Vice-President of Sales and Marketing. In this new role Schall will lead the Company's sales and marketing teams as well as contribute to the advancement of the overall growth strategy and execution of key corporate initiatives.

Mr. Schall will report to Eric Eddings, President and CEO. Commenting on the appointment Mr. Eddings said, "Mike is a results oriented leader with a proven track record. His expertise in marketing, selling and business strategy and his many successful years in corporate leadership roles will be a great asset as we continue to add value to Monterey Gourmet Foods. Mr. Schall knows our Company well as he has served for seven years as a contributing Board member, a position which he recently vacated."

Mr. Schall joins MGF from Strategic Marketing, LLC, a consulting and advisory firm providing sales and marketing, business development advisory and new product expertise to the food and foodservice industries. Mr. Schall served as Senior Vice President of Sales, Marketing, and Direct Store Delivery for Wise Foods, a snack food company. He was President and CEO of the B. Manischewitz Company, one of the nation's largest kosher food companies. Prior to that Mr. Schall was President and CEO of Guiltless Gourmet, a well known brand of baked, organic tortilla chips, salsas and dips. Mr. Schall held executive or senior management positions with Carnation Company, now Nestle S.A., Lawry's Foods Inc., a division of Unilever U.S., and Prepared Products Co.

Mr. Schall said, "I am excited to be joining Eric and the management team at Monterey Gourmet Foods. The Company's leadership position in "premium refrigerated pastas, cheeses and organic foods" offers an excellent platform for growth in marketing its current and new product offerings",

Mr. Schall earned a Masters of Business Administration from the University of Southern California's Marshall School of Business and a Bachelors of Science degree from California State University, Los Angles in Marketing.

In conclusion, Mr. Eddings stated: "Mr. Schall has more than 20 years of experience in building teams, brands and driving sales organizations to new levels of performance. I am pleased to have him on the Monterey Gourmet Foods team."


Founded in 1989, Monterey Gourmet Foods produces over 100 fresh gourmet food products for the premium food consumer that are distributed in more than 10,000 retail and club stores throughout the United States, selected regions of Canada, the Caribbean, Latin America and Asia Pacific. Monterey Gourmet Foods' USDA-inspected fresh refrigerated gourmet food products are produced at facilities in Salinas, (Monterey County) California; Eugene, Oregon; and Seattle, Washington. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

CONTACT: Monterey Gourmet Foods
         1528 Moffett Street, Salinas, CA 93905
         831-753-6262
         Eric Eddings, CEO,  erice@montereygourmetfoods.com
         Scott Wheeler, CFO, scottw@montereygourmetfoods.com